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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                             (Amendment No. ______)*

                             Commtouch Software Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    M25596103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                 April 16, 2002
--------------------------------------------------------------------------------
              Date of event which requires filing of this statement

Check the appropriate box to designate the rule pursuant to which this schedule is filed


[ ] Rule 13d - 1(b)
[X] Rule 13d - 1(c)
[ ] Rule 13d - 1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                         Page 2 of 5

CUSIP No. M25596103
--------- ----------------------------------------------------------------------
   1.     NAME OF REPORTING PERSON
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (entities only)

          OZF Ltd.
--------- ----------------------------------------------------------------------
   2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
          (a) [ ]
          (b) [ ]
--------- ----------------------------------------------------------------------
   3.     SEC USE ONLY

--------- ----------------------------------------------------------------------
   4.     CITIZENSHIP OR PLACE OF ORGANIZATION

          British Virgin Islands
-------------------------- ------ ----------------------------------------------
        NUMBER OF            5.   SOLE VOTING POWER
          SHARES                  1,643,834
       BENEFICIALLY        ------ ----------------------------------------------
         OWNED BY            6.   SHARED VOTING POWER
           EACH
         REPORTING
          PERSON           ------ ----------------------------------------------
           WITH              7.   SOLE DISPOSITIVE POWER

                                  1,643,834
                           ------ ----------------------------------------------
                             8.   SHARED DISPOSITIVE POWER

------------------------- ------ -----------------------------------------------
    9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,643,834
---------- ---------------------------------------------------------------------
    10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

---------- ---------------------------------------------------------------------
    11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           7.4%
---------- ---------------------------------------------------------------------
    12.    TYPE OF REPORTING PERSON*

           CO
---------- ---------------------------------------------------------------------

Schedule 13G                                                         Page 3 of 5

Item 1. (a)  Commtouch Software Ltd.
        (b) 6 Hazoran St., Poleg Industrial Park, P.O. Box 8511, Netanya 42504, Israel

Item 2. (a)  OZF Ltd.
        (b) Tropic Isle Building, Wickhams Cay, P.O. Box 964, Road Town, Tortola, British Virgin Islands
        (c)  British Virgin Islands
        (d)  Ordinary Shares
        (e)  M25596103

Item 3.  If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2
         (b)or (c), check whether the person filing is a:   N/A

        (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

        (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

        (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

        (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

        (e) [ ]  An  investment  adviser  in  accordance  withss.240.13d-1(b)(1)
                 (ii)(E);

        (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

        (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

        (h) [ ] A savings associations as defined in Section 3(b)of the Federal Deposit Insurance Act (12 U.S.C. 1813);

        (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

        (j) [ ]  Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership:

        (a) 1,643,834 Ordinary Shares beneficially owned

        (b) 7.4% beneficially owned

        (c) Number of shares as to which the person has:

            (i) sole power to vote or direct the vote: 1,643,834 shares.

            (ii) shared power to vote or direct the vote: N/A.

            (iii) sole power to dispose or to direct the disposition of 1,643,834 shares.

            (iv) shared power to dispose or to direct the disposition of N/A.

Schedule 13G                                                         Page 4 of 5

Item 5.  Ownership of Five Percent or Less of a Class:  N/A

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:  N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control
         Person: N/A

Item 8.  Identification and Classification of Members of the Group:  N/A

Item 9.  Notice of Dissolution of Group:  N/A

Item 10. Certification:

         (a)  N/A

         (b)
              By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that effect.

Schedule 13G                                                         Page 5 of 5

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                            ------------------------------------
                                                         05/29/02


                                            ------------------------------------
                                                         Signature


                                            ------------------------------------
                                                   Dr. Tis Prager/Director